Filed Pursuant to Rule 424(b)(3)

Registration No. 333-143122

PROSPECTUS SUPPLEMENT NO. 1

DATED JANUARY 4, 2008

INTREPID TECHNOLOGY & RESOURCES, INC.

UP TO 71,387,966 SHARES OF COMMON STOCK

This prospectus supplement (this “Supplement”) supplements the prospectus dated October 16, 2007 (the “Prospectus”) of Intrepid Technology & Resources, Inc., an Idaho corporation (the “Company” or “Intrepid”) relating to the resale by a selling stockholder (YA Global Investments) of up to 71,387,966 shares of the common stock of the Company. The selling stockholder may sell common stock from time to time in the principal market on which the stock is traded at the prevailing market price or in negotiated transactions.  This Supplement should be read in conjunction with the Prospectus, and this Supplement is qualified by reference to the Prospectus except to the extent that information herein contained supersedes the information contained in the Prospectus.  Capitalized terms in this Supplement and not otherwise defined herein have the meanings specified in the Prospectus.

Of the up to 71,387,966 shares to be sold under the Prospectus, 15,000,000 shares shall be issuable to YA Global Investments upon the exercise of warrants at an original issuance price equal to $0.055 per share.  On January 2, 2007, the Company entered into a Letter Agreement with YA Global Investments pursuant to which the Company agreed to reduce the exercise price of such warrants to $0.01 per share in exchange for YA Global Investments exercising such 15,000,000 warrants at an aggregate exercise price of $150,000.  Pursuant to the Letter Agreement, the adjustment to the exercise price of the warrants shall not cause a ratchet or repricing of any other outstanding convertible securities, options or warrants of the Company.  A copy of the Letter Agreement is attached is Exhibit 10.1 to the Company’s Current Report on Form 8-K as filed with the U.S. Securities and Exchange Commission (the “SEC”) on January 4, 2008.

THE SECURITIES OFFERED IN THE PROSPECTUS INVOLVE A HIGH DEGREE OF RISK. SEE "RISK FACTORS" BEGINNING ON PAGE 5 OF THE PROSPECTUS TO READ ABOUT FACTORS YOU SHOULD CONSIDER BEFORE BUYING SHARES OF OUR COMMON STOCK.

NEITHER THE SEC NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THE SECURITIES SET FORTH IN THE PROSPECTUS OR DETERMINED IF THE PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The date of this Supplement is January 4, 2008.